Exhibit 99.02
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Members of Texas Genco LLC
Houston, Texas
We have audited the accompanying consolidated balance sheets of Texas Genco Holdings, Inc. as of December 31, 2003 and 2004, and the related consolidated statements of operations, cash flows, and capitalization and shareholders’ equity for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of Texas Genco Holdings, Inc.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Texas Genco Holdings, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Texas Genco Holdings Inc.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Texas Genco Holdings, Inc. at December 31, 2003 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 2(j) to the consolidated financial statements, on January 1, 2003, Texas Genco Holdings, Inc. recorded asset retirement obligations to conform to Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”
DELOITTE & TOUCHE LLP
June 3, 2005
Houston, Texas

The following audited financial statements of Texas Genco Holdings, Inc. are being presented as the predecessor company. On April 13, 2005, as a result of the Nuclear Acquisition, Texas Genco Holdings, Inc. became a wholly-owned subsidiary of the Company. As a result, the Statement of Consolidated Income only includes the results through April 13, 2005. The results of Texas Genco Holdings, Inc. subsequent to April 13, 2005 are included in the consolidated results of the Company.
TEXAS GENCO HOLDINGS, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS
(Thousands of Dollars and Shares)

	Year Ended December 31,
	2002	2003	2004

Revenues	$1,540,975	$2,002,368	$2,053,955

Expenses:
Fuel and purchased power expense	1,083,401	1,170,778	1,021,515
Operation and maintenance	391,465	411,940	414,878
Depreciation and amortization	156,740	159,010	88,928
Write-down of assets	—	—	763,000
Taxes other than income taxes	42,930	38,681	40,494

Total	1,674,536	1,780,409	2,328,815

Operating Income (Loss)	(133,561)	221,959	(274,860)
Other Income	3,423	2,176	5,389
Interest Expense	(25,637)	(1,583)	(126)

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	(155,775)	222,552	(269,597)
Income Tax Benefit (Expense)	62,832	(71,286)	170,479

Income (Loss) Before Cumulative Effect of Accounting Change	(92,943)	151,266	(99,118)

Cumulative Effect of Accounting Change, net of Tax	—	98,910	—

Net Income (Loss)	$(92,943)	$250,176	$(99,118)

Basic and Diluted Earnings Per Share:
Income (Loss) Before Cumulative Effect of Accounting Change	$(1.16)	$1.89	$(1.25)
Cumulative Effect of Accounting Change, net of tax	—	1.24	—

Net Income (Loss)	$(1.16)	$3.13	$(1.25)

Weighted average shares outstanding	80,000	80,000	79,332

See Notes to Texas Genco Holdings, Inc.’s consolidated financial statements.

TEXAS GENCO HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Thousands of Dollars)

	December 31,
	2003	2004

ASSETS
Current Assets:
Cash and cash equivalents	$44,558	$23,499
Restricted investments	—	406,705
Customer accounts receivable	78,122	—
Accounts receivable, other	3,716	70,448
Inventory	169,692	27,322
Prepayments and other current assets	2,304	1,154

Total current assets	298,392	529,128

Property, Plant and Equipment, net	4,125,595	474,227

Other Assets:
Nuclear decommissioning trust	189,182	215,849
Restricted investments	—	174,238
Other	26,462	1,534

Total other assets	215,644	391,621

Total Assets	$4,639,631	$1,394,976

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, affiliated companies, net	$7,802	$5,045
Accounts payable, fuel	68,747	—
Accounts payable, other	40,165	16,884
Payable to former shareholders	—	389,743
Taxes and interest accrued	107,605	96,956
Deferred capacity auction revenue	86,853	—
Other	17,579	1,444

Total current liabilities	328,751	510,072

Other Liabilities:
Accumulated deferred income taxes, net	844,545	70,032
Unamortized investment tax credit	150,533	40,920
Nuclear decommissioning reserve	187,997	233,278
Benefit obligations	16,970	—
Accrued mine reclamation costs	6,000	—
Unrealized gain on nuclear decommissioning trust	62,003	59,062
Other	9,671	28,095

Total other liabilities	1,277,719	431,387

Commitments and Contingencies (Note 6)
Shareholders’ Equity	3,033,161	453,517

Total Liabilities and Shareholders’ Equity	$4,639,631	$1,394,976

See Notes to Texas Genco Holdings, Inc.’s consolidated financial statements.

TEXAS GENCO HOLDINGS, INC.
STATEMENTS OF CONSOLIDATED CASH FLOWS
(Thousands of Dollars)

	Year Ended December 31,
	2002	2003	2004

Cash Flows from Operating Activities:
Net income (loss)	$(92,943)	$250,176	$(99,118)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	156,740	159,010	88,928
Amortization of deferred financing costs	—	—	2,854
Fuel-related amortization	25,113	23,385	27,156
Deferred income taxes	(27,161)	8,693	(865,773)
Current income taxes on sale of fossil generation assets	—	—	556,856
Investment tax credit	(12,144)	(10,876)	(11,187)
Write-down of assets	—	—	763,000
Cumulative effect of accounting change	—	(98,910)	—
Changes in other assets and liabilities:
Accounts receivable	(34,975)	(8,690)	(41,078)
Inventory	24,082	(13,525)	11,261
Taxes receivable	(4,368)	4,368	—
Accounts payable	(75,659)	(11,364)	(19,727)
Accounts payable, affiliate	(25,772)	(14,852)	(7,234)
Taxes and interest accrued	(79,728)	64,646	67,106
Accrued reclamation costs	11,334	5,907	(1,445)
Benefit obligations	(17,423)	2,648	(12,089)
Deferred revenue from capacity auctions	48,721	38,132	(42,544)
Other current assets	(1,016)	1,720	(2,589)
Other current liabilities	1,257	1,661	13,727
Other long-term assets	15,757	678	50,600
Other long-term liabilities	(51,756)	(15,866)	(17,715)

Net cash provided by (used in) operating activities	(139,941)	386,941	460,989

Cash Flows from Investing Activities:
Capital expenditures and other	(257,630)	(156,963)	(73,529)
Proceeds from sale of fossil generation assets	—	—	2,811,108
Increase in restricted investments	—	—	(580,943)

Net cash provided by (used in) investing activities	(257,630)	(156,963)	2,156,636

Cash Flows from Financing Activities:
Payment of common stock dividends	—	(80,000)	(80,000)
Net change in capitalization activity	292,970	—	—
Increase (decrease) in short-term notes payables, affiliate	86,184	(86,184)	—
Increase (decrease) in long-term notes payable, affiliate	18,995	(18,995)	—
Proceeds from overnight bridge loan	—	—	716,081
Payment to former shareholders	—	—	(326,338)
Repayment of overnight bridge loan	—	—	(716,081)
Dividend to CenterPoint Energy	—	—	(2,231,000)
Debt issuance costs	—	(819)	(1,346)

Net cash provided by (used in) financing activities	398,149	(185,998)	(2,638,684)

Net Increase in Cash and Cash Equivalents	578	43,980	(21,059)
Cash and Cash Equivalents at Beginning of Period	—	578	44,558

Cash and Cash Equivalents at End of Period	$578	$44,558	$23,499

Supplemental Disclosure of Cash Flow Information:
Cash Payments:
Interest	$4,270	$8,506	$885
Income taxes (refunds)	(7,749)	63,623	69,856
See Notes to Texas Genco Holdings, Inc.’s consolidated financial statements.

TEXAS GENCO HOLDINGS, INC.
STATEMENTS OF CONSOLIDATED CAPITALIZATION AND
SHAREHOLDERS’ EQUITY
(Thousands of Dollars)

								Total
				Accumulated				Capitalization
			Additional	Other	Retained	Total		and
	Capital	Treasury	Paid-In	Comprehensive	Earnings	Shareholders’		Shareholders’
	Stock	Stock	Capital	Loss	(Deficit)	Equity	Capitalization	Equity

Balance as of December 31, 2001	$—	$—	$—	$—	$—	$—	$2,624,016	$2,624,016
Net loss(1)	—	—	—	—	(54,460)	(54,460)	(38,483)	(92,943)
Net transfers from parent	80	—	2,878,423	—	—	2,878,503	(2,585,533)	292,970

Balance as of December 31, 2002	80	—	2,878,423	—	(54,460)	2,824,043	—	2,824,043
Net income	—	—	—	—	250,176	250,176	—	250,176
Common stock dividends — $1.00 Per share	—	—	—	—	(80,000)	(80,000)	—	(80,000)
Net transfers from parent	—	—	38,942	—	—	38,942	—	38,942

Balance as of December 31, 2003	80	—	2,917,365	—	115,716	3,033,161	—	3,033,161
Net loss	—	—	—	—	(99,118)	(99,118)	—	(99,118)
Common stock dividends — $1.00 Per share	—	—	—	—	(80,000)	(80,000)	—	(80,000)
Purchase of treasury shares	—	(716,081)	—	—	—	(716,081)	—	(716,081)
Dividend to CenterPoint Energy	—	—	(2,231,000)	—	—	(2,231,000)	—	(2,231,000)
Transfer of tax liability on sale of fossil generation assets to CenterPoint Energy	—	—	556,856	—	—	556,856	—	556,856
Minimum benefit liability adjustment	—	—	—	(3,573)	—	(3,573)	—	(3,573)
Net benefit transfers(2)	—	—	(6,902)	—	—	(6,902)	—	(6,902)
Other	—	—	174	—	—	174	—	174

Balance as of December 31, 2004	$80	$(716,081)	$1,236,493	$(3,573)	$(63,402)	$453,517	$—	$453,517

(1)	Beginning January 1, 2002, Reliant Energy’s electric generation business was segregated in an unincorporated division from its other electric utility operations as a separate reporting business segment. In June 1999, the Texas legislature enacted a law that substantially amended the regulatory structure governing electric utilities in Texas in order to encourage retail electric competition (the Texas electric restructuring law). Under the Texas electric restructuring law, Texas Genco Holdings, Inc and other power generators in Texas ceased to be subject to traditional cost-based regulation on January 1, 2002. Since that date, Texas Genco Holdings, Inc. has been selling generation capacity, energy and ancillary services to wholesale purchasers at prices determined by the market. Accordingly, for 2002, net loss reflects revenues received from market-based power sales. Retained deficit at December 31, 2002 reflects Texas Genco Holdings, Inc.’s net loss since August 31, 2002, the date of the restructuring as discussed in Note 1. Texas Genco Holdings, Inc.’s net loss prior to the restructuring is reflected as a component of capitalization.

(2)	Effective September 1, 2004, Texas Genco Holdings, Inc. established a stand-alone pension plan for substantially all employees of Texas Genco Holdings, Inc. As of the establishment of the new plan, Texas Genco Holdings, Inc. received its allocation of net pension obligations from CenterPoint Energy of approximately $30 million, after-tax. Additionally, postretirement benefit obligations were adjusted to reflect the transfer of plan assets and certain postretirement benefit obligations to CenterPoint Energy as of December 15, 2004 in connection with the sale of the fossil generation assets. As a result of these transfers, Texas Genco Holdings, Inc.’s postretirement benefit obligations decreased by approximately $23 million, after-tax.

(3)	Prior to the completion of the Initial Disposition, Texas Genco Holdings, Inc. repurchased 15.2 million shares of its common stock.
See Notes to Texas Genco Holdings, Inc.’s consolidated financial statements.

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) Background and Basis of Presentation
     Background. In June 1999, the Texas legislature enacted an electric restructuring law which substantially amended the regulatory structure governing electric utilities in Texas in order to encourage retail electric competition. In December 2001, the shareholders of Reliant Energy, Incorporated (Reliant Energy) approved a restructuring proposal that was submitted in response to the Texas electric restructuring law and pursuant to which Reliant Energy would, among other things, (1) convey its Texas electric generation assets to an affiliated company, (2) become an indirect, wholly owned subsidiary of a new public utility holding company, CenterPoint Energy, Inc. (CenterPoint Energy), (3) be converted into a Texas limited liability company named CenterPoint Energy Houston Electric, LLC (CenterPoint Houston) and (4) distribute the capital stock of its operating subsidiaries to CenterPoint Energy. Texas Genco Holdings, Inc. represents the portfolio of generating facilities owned by the unincorporated electric utility division of Reliant Energy during the periods presented by these financial statements.
     On August 24, 2001, Reliant Energy incorporated Texas Genco Holdings, Inc., a Texas corporation, as a wholly owned subsidiary. In February 2002, Texas Genco Holdings, Inc. issued 1,000 shares of its $1.00 par value common stock to Reliant Energy in exchange for $1,000. In February 2002, Reliant Energy made a capital contribution of $3,000 to Texas Genco Holdings, Inc. During the period ended June 30, 2002, Reliant Energy made a capital contribution of $14,000 to Texas Genco Holdings, Inc. for payment of general and administrative expenses associated with maintaining its corporate structure. Texas Genco Holdings, Inc. did not conduct any activities other than those mentioned above through August 31, 2002.
     Effective August 31, 2002, Reliant Energy completed the restructuring described above. As a result, on that date Reliant Energy conveyed all of its electric generating facilities to Texas Genco Holdings, Inc., which was accounted for as a business combination of entities under common control. Texas Genco Holdings, Inc. subsequently became an indirect wholly owned subsidiary of CenterPoint Energy. CenterPoint Energy is subject to regulation by the Securities and Exchange Commission (SEC) as a “registered holding company” under the Public Utility Holding Company Act of 1935, as amended (1935 Act). As used herein, CenterPoint Energy also refers to the former Reliant Energy for dates prior to the restructuring. In October 2003, the Federal Energy Regulatory Commission (FERC) granted exempt wholesale generator status to Texas Genco, LP (Genco LP), Texas Genco Holdings, Inc.’s wholly owned subsidiary that owns and operates its electric generating plants. As a result, Texas Genco Holdings, Inc. is exempt from substantially all provisions of the 1935 Act as long as it remains an exempt wholesale generator.
     As of January 1, 2002, CenterPoint Energy’s electric utility unbundled its businesses in order to separate its power generation, transmission and distribution, and retail electric businesses into separate units. Under the Texas electric restructuring law, as

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(1) Background and Basis of Presentation (Continued)
of January 1, 2002, Texas Genco Holdings, Inc. ceased to be subject to traditional cost-based regulation. Since that date, Texas Genco Holdings, Inc. has been selling generation capacity, energy and ancillary services to wholesale purchasers at prices determined by the market. To facilitate a competitive market, each power generation company affiliated with a transmission and distribution utility is required to sell at auction firm entitlements to 15% of the output of its installed generating capacity on a forward basis for varying terms of up to two years (state-mandated auctions). Texas Genco Holdings, Inc.’s first state-mandated auction was held in September 2001 for power delivered beginning January 1, 2002. This obligation continues until January 1, 2007 unless before that date the Public Utility Commission of Texas (Texas Utility Commission) determines that at least 40% of the quantity of electric power consumed in 2000 by residential and small commercial customers in CenterPoint Houston’s service area is being served by retail electric providers not affiliated with CenterPoint Energy. Reliant Energy, Inc., formerly known as Reliant Resources, Inc. (RRI), is deemed to be an affiliate of CenterPoint Energy for purposes of this test.
     On January 6, 2003, CenterPoint Energy distributed approximately 19% of the 80 million shares of Texas Genco Holdings, Inc.’s common stock that were then outstanding to CenterPoint Energy’s shareholders.
     Sale of Texas Genco Holdings, Inc. In July 2004, Texas Genco Holdings, Inc. entered into a definitive transaction agreement pursuant to which it agreed to be acquired in a multistep transaction by Texas Genco LLC (previously named GC Power Acquisition, LLC), a newly formed entity owned in equal parts by affiliates of The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group. On December 15, 2004, prior to the closing of the Initial Disposition, Texas Genco Holdings, Inc. repurchased 15,235,750 shares of its common stock held by minority shareholders for $716 million. As of December 31, 2004, $390 million remained payable to former shareholders in connection with the repurchase described above. Texas Genco Holdings, Inc. had restricted investments to satisfy these obligations. On December 15, 2004, Texas Genco Holdings, Inc. completed the sale of its fossil generation assets (coal, lignite and natural gas-fired plants) to Texas Genco LLC for $2.813 billion in cash (Initial Disposition). Following the Initial Disposition, Texas Genco Holdings, Inc. distributed $2.231 billion in cash to CenterPoint Energy. The New York Stock Exchange was instructed to delist Texas Genco Holdings, Inc.’s shares on December 14, 2004 and the stock ceased to trade on December 15, 2004. Following the Initial Disposition on December 15, 2004, Texas Genco Holdings, Inc.’s principal remaining asset was its undivided 30.8% ownership interest in a nuclear generating facility. The final step of the transaction, the merger of Texas Genco Holdings, Inc. with a subsidiary of Texas Genco LLC in exchange for an additional cash payment of $700 million, was completed on April 13, 2005 (Nuclear Disposition), following receipt of approval from the Nuclear Regulatory Commission (NRC). In the third quarter of 2004, Texas Genco Holdings, Inc. recorded an after-tax impairment of approximately $426 million related to the write-down of coal, lignite and natural gas-fired generation assets in connection with the Initial Disposition. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” Texas Genco

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(1) Background and Basis of Presentation (Continued)
Holdings, Inc. ceased depreciation on its coal, lignite and natural gas-fired generation plants at the time these assets were considered “held for sale.” This resulted in a decrease in depreciation expense of $69 million for 2004 as compared to 2003.
     Basis of Presentation. The consolidated financial statements include the operations of Texas Genco Holdings, Inc. and its subsidiaries, which manage and operate Texas Genco Holdings, Inc.’s electric generation operations. Beginning January 1, 2002, CenterPoint Energy’s generation business was segregated from CenterPoint Energy’s electric utility as a separate reporting business segment and began selling electricity in the Electricity Reliability Council of Texas (ERCOT) market at prices determined by the market. Accordingly, beginning in 2002, net income (loss) reflects the results of market prices for power. Included in operations for 2002, 2003 and 2004 are allocations from CenterPoint Energy for corporate services that included accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs and human resources, as well as information technology services and other previously shared services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing and logistics.
     Certain information in these consolidated financial statements as of December 31, 2002 and for the year ended December 31, 2002 relating to the results of operations and financial condition was derived from the historical financial statements of CenterPoint Energy which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Various allocation methodologies were employed during these periods to separate the results of operations and financial condition of the generation-related portion of CenterPoint Energy’s business from CenterPoint Energy’s historical financial statements. Interest expense in 2002 through August 31, 2002 was allocated based upon the remaining electric utility debt not specifically identified with Reliant Energy’s transmission and distribution utility upon deregulation. Effective with the restructuring of Reliant Energy, no long-term debt was assumed by Texas Genco Holdings, Inc. and interest was incurred on borrowings from CenterPoint Energy. These methodologies reflect the impact of deregulation on Texas Genco Holdings, Inc.’s assets and liabilities as of June 30, 1999.
     Management believes these allocation methodologies are reasonable. Had Texas Genco Holdings, Inc. actually existed as a separate company, its results could have significantly differed from those presented herein. In addition, future results of operations, financial position and net cash flows are expected to materially differ from the historical results presented.
(2) Purchase of Additional South Texas Project Interest
     In September 2004, Genco LP signed an agreement to purchase a portion of AEP Texas Central Company’s (AEP) undivided 25.2% interest in the South Texas Project Electric Generating Station (STP) for approximately $174 million. Once the purchase is complete, Genco LP will own an additional undivided 13.2% interest in STP for a total of 44%, or approximately 1,100 MW. This purchase agreement was entered into pursuant to

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(2) Purchase of Additional South Texas Project Interest (Continued)
Genco LP’s right of first refusal to purchase this interest when AEP announced its agreement to sell this interest to a third-party. In addition to AEP’s ownership interest and Genco LP’s current 30.8% ownership, the 2,500 MW nuclear plant is currently 28%-owned by City Public Service of San Antonio (CPS) and 16%-owned by Austin Energy. CPS is expected to purchase AEP’s remaining undivided 12% ownership interest under its right of first refusal. The sale is subject to certain regulatory approvals, including action by the NRC, the FERC, and the SEC. Texas Genco Holdings, Inc. expects to fund the purchase of its share of AEP’s interest, including reimbursements of draws under letters of credit, with existing cash balances that have been provided to cash collateralize the letters of credit as described below and, if necessary, cash expected to be generated through operations. If CPS were to default and fail to purchase the undivided 12% interest it has agreed to acquire, Texas Genco Holdings, Inc. would purchase AEP’s entire 25.2% interest in STP, in which case Texas Genco Holdings, Inc. would need approximately $158 million of additional cash.
     In December 2004, prior to the consummation of the Initial Disposition, the $250 million revolving credit facility of Genco LP was terminated and the then outstanding letters of credit aggregating $182 million issued under the facility in favor of AEP relating to the right of first refusal were cash collateralized at 105% of their face amount. In connection with the termination of the $250 million revolving credit facility, liens on Texas Genco Holdings, Inc.’s real and tangible properties pursuant to the Mortgage (described in Note 3 below) were released.
(3) Summary of Significant Accounting Policies
     (a) Use of Estimates
     The process of preparing financial statements in conformity with GAAP requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Also, such estimates relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts. In addition to these estimates, see Note 1 (Background and Basis of Presentation) for a discussion of the estimates used and methodologies employed to derive Texas Genco Holdings, Inc.’s historical financial statements.
     (b) Inventory
     Inventory consists principally of materials and supplies, coal and lignite, natural gas and fuel oil. Inventories used in the production of electricity are valued at the lower of average cost or market except for coal and lignite, which are valued under the last-in, first-out method. Below is a detail of inventory (in thousands):

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(3) Summary of Significant Accounting Policies (Continued)

	December 31,
	2003	2004
Materials and supplies	$92,409	$27,322
Coal and lignite	49,835	—
Natural gas	21,340	—
Fuel oil	6,108	—

Total inventory	$169,692	$27,322

     (c) Property, Plant and Equipment
     Property, plant and equipment are recorded at historical cost. Repair and maintenance costs are charged to the appropriate expense accounts as incurred. Property, plant and equipment includes the following (in thousands):

	Estimated
	Useful Lives	December 31,
	(Years)	2003	2004
Natural gas-fired generation facilities	30—60	$2,277,591	$—
Coal and lignite-fired generation facilities	50	3,934,683	—
Nuclear generation facilities	40	2,635,999	2,702,424
Nuclear fuel		356,037	368,505
Other	5—50	630,594	—

Total		9,834,904	3,070,929
Accumulated depreciation and amortization		(5,709,309)	(2,596,702)

Total property, plant and equipment, net		$4,125,595	$474,227

     As further discussed in Note 1, on December 15, 2004, Texas Genco Holdings, Inc. sold its fossil generation assets with a net book value (as of December 31, 2003) of $3.7 billion to Texas Genco LLC.
     Prior to the restructuring described in Note 1 (Background and Basis of Presentation), substantially all of Texas Genco Holdings, Inc.’s physical assets used in the conduct of the business and operations of electric generation were subject to liens securing CenterPoint Energy’s First Mortgage Bonds. In connection with the restructuring, these assets were released from the liens. All of Texas Genco Holdings, Inc.’s real and tangible properties, subject to certain exclusions, were subject to the lien of a First Mortgage Indenture (the Mortgage) dated December 23, 2003 between JPMorgan Chase Bank, as trustee, and Texas Genco Holdings, Inc.’s wholly owned subsidiary, Genco LP. As of December 31, 2003, Genco LP had issued $75 million aggregate principal amount of first mortgage bonds under the Mortgage to secure obligations under Texas Genco Holdings, Inc.’s $75 million 364-day revolving credit facility. In September 2004, Genco LP amended its $75 million senior secured revolving credit facility to increase the facility to $250 million. See Note 2 above for further discussion of the termination of the $250 million revolving credit facility.
     For further information regarding removal costs previously recorded as a component of accumulated depreciation, see Note 3(j).

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(3) Summary of Significant Accounting Policies (Continued)
     (d) Depreciation and Amortization
     Depreciation is computed using the straight-line method based on economic lives. Depreciation and amortization expense for 2002, 2003 and 2004 was $157 million, $159 million and $89 million, respectively.
     (e) Capitalized Interest
     Capitalized interest is reflected as a reduction to interest expense in the Statements of Consolidated Operations. Texas Genco Holdings, Inc. capitalized interest of $7 million, $9 million and $9 million, respectively for 2002, 2003 and 2004.
     (f) Long-lived Assets and Intangibles
     Texas Genco Holdings, Inc. periodically evaluates long-lived assets when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. An impairment analysis of generating facilities requires estimates of possible future market prices, load growth, competition and many other factors over the lives of the facilities. A resulting impairment loss is highly dependent on these underlying assumptions. No impairment was recorded in 2002 or 2003. In the third quarter of 2004, Texas Genco Holdings, Inc. recorded an after-tax impairment of approximately $426 million related to the write-down of coal, lignite and natural gas-fired generation assets in connection with the Initial Disposition.
     (g) Revenue Recognition
     Texas Genco Holdings, Inc. has two primary components of revenue: (1) capacity payments, which entitles the owner to power, and (2) energy payments, which are intended to cover the costs of fuel for the actual electricity produced. Capacity payments are billed and collected one month prior to actual energy deliveries and are recorded as deferred revenue until the month of actual energy delivery. At that point, the deferred revenue is reversed, and both capacity and energy payment revenues are recognized. Fuel costs and purchased power are costs incurred to support sales of energy in the state-mandated auctions and contractually-mandated auctions required by the Texas Utility Commission, and the corresponding revenues are recorded as energy revenues.
     (h) Income Taxes
     Prior to the Nuclear Disposition, Texas Genco Holdings, Inc. was included in the consolidated income tax returns of CenterPoint Energy. Texas Genco Holdings, Inc. calculated its income tax provision on a separate return basis under a tax sharing agreement with CenterPoint Energy. Texas Genco Holdings, Inc. used the liability method of accounting for deferred income taxes and measured deferred income taxes for all significant income tax temporary differences. Investment tax credits were deferred and

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(3) Summary of Significant Accounting Policies (Continued)
were amortized over the estimated lives of the related property. Current federal and state income taxes payable were payable to or receivable from CenterPoint Energy.
     (i) Statement of Consolidated Cash Flows
     For purposes of reporting cash flows, Texas Genco Holdings, Inc. considers cash equivalents to be short-term, highly liquid investments readily convertible to cash.
     (j) New Accounting Pronouncements
     Effective January 1, 2003, Texas Genco Holdings, Inc. adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143). SFAS No. 143 requires the fair value of an asset retirement obligation to be recognized as a liability is incurred and capitalized as part of the cost of the related tangible long-lived assets. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel.
     Texas Genco Holdings, Inc. has identified retirement obligations for nuclear decommissioning at STP and for lignite mine operations which supply the Limestone electric generation facility. Prior to adoption of SFAS No. 143, Texas Genco Holdings, Inc. had recorded liabilities for nuclear decommissioning and the reclamation of the lignite mine. Liabilities were recorded for estimated decommissioning obligations of $140 million and $40 million for reclamation of the lignite at December 31, 2002. Upon adoption of SFAS No. 143 on January 1, 2003, Texas Genco Holdings, Inc. reversed the $140 million previously accrued for the nuclear decommissioning of STP and recorded a plant asset of $99 million offset by accumulated depreciation of $36 million as well as a retirement obligation of $187 million. The $16 million difference between amounts previously recorded and the amounts recorded upon adoption of SFAS No. 143 is being deferred as a liability as the recovery of nuclear decommissioning costs continues to be regulated by the Texas Utility Commission. Accordingly, any difference between assets and liabilities associated with nuclear decommissioning are recorded as a receivable or liability as such amount will be funded by or returned to customers of CenterPoint Houston or its successor. Texas Genco Holdings, Inc. also reversed the $40 million it had previously recorded for the mine reclamation and recorded a plant asset of $1 million as well as a retirement obligation of $4 million. The $37 million difference between amounts previously recorded and the amounts recorded upon adoption of SFAS No. 143 was recorded as a cumulative effect of accounting change in 2003. Texas Genco Holdings, Inc. has also identified other asset retirement obligations that cannot be estimated because the assets associated with the retirement obligations have an indeterminate life.
     The following represents the balances of the asset retirement obligation as of January 1, 2004 and the additions and accretion of the asset retirement obligation for the year ended December 31, 2004:

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(3) Summary of Significant Accounting Policies (Continued)

							Balance,
	Balance,				Cash		December
	January 1,	Liabilities	Liabilities		Flow		31,
	2004	Incurred	Settled	Accretion	Revisions	Other(1)	2004
	(In millions)
Nuclear decommissioning	$188	$—	$—	$18	$27	$—	$233
Lignite mine	6	—	—	—	—	(6)	—

	$194	$—	$—	$18	$27	$(6)	$233

(1)	Transferred in connection with the Initial Disposition on December 15, 2004.
     The following represents the pro-forma effect on Texas Genco Holdings, Inc.’s net income for the year ended December 31, 2002, as if Texas Genco Holdings, Inc. had adopted SFAS No. 143 as of January 1, 2002 (in millions):

Year Ended
December 31, 2002
Net loss as reported	$(93)
Pro-forma net loss	$(86)
     The following represents Texas Genco Holdings, Inc.’s asset retirement obligations on a pro-forma basis as if it had adopted SFAS No. 143 as of December 31, 2002:

	As
	Reported	Pro-forma
	(In millions)
Nuclear decommissioning	$140	$187
Lignite mine	40	4

Total	$180	$191

     Texas Genco Holdings, Inc. had previously recognized removal costs as a component of depreciation expense. As of December 31, 2002, these removal costs of $115 million were reclassified from accumulated depreciation to other long-term liabilities in the Consolidated Balance Sheets. Upon adoption of SFAS No. 143, Texas Genco Holdings, Inc. reversed $115 million of previously recognized removal costs as a cumulative effect of accounting change. The total cumulative effect recognized upon adoption of SFAS No. 143 was $99 million after-tax ($152 million pre-tax).
     In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46 “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. On December 24, 2003, the FASB issued a revision to FIN 46 (FIN 46-R). For special-purpose entities (SPE’s) created before February 1, 2003, Texas Genco Holdings, Inc. applied the provisions of FIN 46 or FIN 46-R as of December 31, 2003. The revised FIN 46-R is effective for all other entities for financial periods ending after March 15, 2004. Texas Genco Holdings, Inc. evaluated two

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(3) Summary of Significant Accounting Policies (Continued)
purchase power contracts with qualifying facilities as defined in the Public Utility Regulatory Policies Act of 1978 and concluded that it was not required to consolidate the entities that own the qualifying facilities.
     In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS No. 149). SFAS No. 149 has added additional criteria, which were effective on July 1, 2003, for new, acquired, or newly modified forward contracts. Texas Genco Holdings, Inc. engages in forward contracts for the sale of power. The majority of these forward contracts are entered into either through state-mandated auctions or auctions mandated by an agreement with RRI. All of Texas Genco Holdings, Inc.’s contracts resulting from these auctions specify the product types, the plant or group of plants from which the auctioned products are derived, the delivery location and specific delivery requirements, and pricing for each of the products. Texas Genco Holdings, Inc. has applied the criteria from current accounting literature, including SFAS No. 133 Implementation Issue No. C-15 — “Scope Exceptions: Normal Purchases and Normal Sales Exception for Option-Type Contracts and Forward Contracts in Electricity”, to both the state-mandated auctions and the contractually-mandated auction contracts and believes they meet the definition of capacity contracts. Accordingly, Texas Genco Holdings, Inc. considers these contracts normal sales contracts rather than derivatives. Texas Genco Holdings, Inc. has evaluated its forward commodity contracts under the new requirements of SFAS No. 149. The adoption of SFAS No. 149 did not change previous accounting conclusions relating to forward power sales contracts entered into in connection with the state-mandated auctions or contractually-mandated auctions, and did not have a material effect on Texas Genco Holdings, Inc.’s consolidated financial statements.
     On May 19, 2004, the FASB issued a FASB Staff Position (FSP) addressing the appropriate accounting and disclosure requirements for companies that sponsor a postretirement health care plan that provides prescription drug benefits. The new guidance from the FASB was deemed necessary as a result of the 2003 Medicare prescription law which includes a federal subsidy for qualifying companies. FSP 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FSP 106-2),” requires that the effects of the federal subsidy be considered an actuarial gain and treated like similar gains and losses and requires certain disclosures for employers that sponsor postretirement health care plans that provide prescription drug benefits. The FASB’s related existing guidance, FSP 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” was superseded upon the effective date of FSP 106-2. Texas Genco Holdings, Inc. adopted FSP 106-2 prospectively in July 2004 with no material effect on its results of operations, financial condition or cash flows.

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(4) Jointly Owned Electric Utility Plant
     Texas Genco Holdings, Inc. owns an undivided 30.8% interest in the South Texas Project, which consists of two 1,250 MW nuclear generating units, and bears a corresponding 30.8% share of capital and operating costs associated with the project. The South Texas Project is owned as a tenancy in common among Texas Genco Holdings, Inc. and three other co-owners, with each owner retaining its undivided ownership interest in the two nuclear-fueled generating units and the electrical output from those units. Texas Genco Holdings, Inc. is severally liable, but not jointly liable, for the expenses and liabilities of the South Texas Project. CenterPoint Energy and the other three co-owners organized STP Nuclear Operating Company, a Texas not-for-profit corporation (STPNOC), to operate and maintain the South Texas Project. STPNOC is managed by a board of directors comprised of one director appointed by each of the four owners, along with the chief executive officer of STPNOC. Texas Genco Holdings, Inc.’s share of direct expenses of the South Texas Project is included in the corresponding operating expense categories in the accompanying financial statements. As of December 31, 2003 and 2004, Texas Genco Holdings, Inc.’s total utility plant in service for the South Texas Project was $431 million and $436 million, respectively (net of $2.2 billion and $2.3 billion accumulated depreciation, respectively, which includes an impairment loss recorded in 1999 of $745 million). As of December 31, 2003 and 2004, Texas Genco Holdings, Inc.’s investment in nuclear fuel was $40 million (net of $316 million amortization) and $34 million (net of $334 million amortization), respectively.
(5) Related Party Transactions and Major Customers
     As of December 31, 2003 and 2004, Texas Genco Holdings, Inc. had no short-term or long-term borrowings from CenterPoint Energy and its subsidiaries, which were affiliates prior to the Nuclear Disposition. In addition, through August 31, 2002, $25 million of interest expense was allocated to Texas Genco Holdings, Inc. related to the remaining electric utility debt not specifically identified with CenterPoint Energy’s transmission and distribution utility upon deregulation. Interest expense associated with the borrowings during 2003 was $7 million.
     As of December 31, 2003 and 2004, Texas Genco Holdings, Inc. had net accounts payable to CenterPoint Energy and its subsidiaries of $8 million and $5 million, respectively.
During 2002, 2003 and 2004, the sales and services by Texas Genco Holdings, Inc. to RRI and its subsidiaries totaled $1 billion, $1.4 billion and $1.3 billion, respectively. During 2002, 2003 and 2004, sales and services by Texas Genco Holdings, Inc. to CenterPoint Energy and its affiliates totaled $53 million, $-0- and $-0-, respectively.
     During 2002, 2003 and 2004, the sales and services by Texas Genco Holdings, Inc. to a major customer other than RRI totaled $226 million, $205 million and $361 million, respectively.

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(5) Related Party Transactions and Major Customers (Continued)
During 2002, 2003 and 2004, purchases of natural gas by Texas Genco Holdings, Inc. from CenterPoint Energy and its affiliates were $41 million, $29 million and $20 million, respectively.
     CenterPoint Energy provides some corporate services to Texas Genco Holdings, Inc. The costs of services have been directly charged to Texas Genco Holdings, Inc. using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on assets, operating expenses and employees. These charges are not necessarily indicative of what would have been incurred had Texas Genco Holdings, Inc. not been an affiliate. Amounts charged to Texas Genco Holdings, Inc. for these services were $47 million, $32 million and $29 million in 2002, 2003 and 2004, respectively, and are included primarily in operation and maintenance expenses.
     Back-to-Back Power Purchase Agreement. At the time of the Initial Disposition, Genco LP entered into a power purchase agreement with Texas Genco II, LP, a subsidiary of Texas Genco LLC. Under the power purchase agreement, Genco LP will sell through December 31, 2008 the portion of its share of the power from the South Texas Project equal to its forward sales obligations relating to the South ERCOT Zone transferred to Texas Genco II, LP in connection with the sale of the fossil generation assets, which will be a substantial portion of its total share of the power from the South Texas Project but less in 2008 than in the prior years. This power will be sold on a unit-contingent basis, meaning that Texas Genco Holdings, Inc.’s subsidiary will be excused from its obligations to deliver this power to the extent the power is unavailable as a result of a derating or forced outage at the South Texas Project or certain other specified causes. Texas Genco II, LP will also purchase Texas Genco Holdings, Inc.’s excess power on a non-firm basis and sell it to third parties on a non-firm and short-term firm basis. For these services, Texas Genco Holdings, Inc. will pay Texas Genco II, LP a monthly fee.
     During the period from the closing of the Initial Disposition until the closing of the Nuclear Disposition, the pricing for this power was at the weighted-average price achieved by Texas Genco II, LP on its forward sales in the South ERCOT Zone. After that period, the pricing for this power is at 90% of such weighted-average price.
(6) Commitments and Contingencies
     When CenterPoint Energy transferred its electric generating assets and business to Texas Genco Holdings, Inc., that entity also assumed the rights and liabilities associated with that business and the assets transferred, including responsibilities for the litigation and other matters described below. As the current owner of that business and the related assets and liabilities, Texas Genco LLC has succeeded to those rights and obligations, except as modified in the sale agreement, in which CenterPoint Energy agreed to retain responsibility to defend litigation (primarily related to asbestos claims) to the extent, and only to the extent, the asserted claims are covered by certain insurance in effect at the time of the sale, subject to reimbursement of the cost of such defense by Texas Genco LLC.

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(6) Commitments and Contingencies (Continued)
     Fuel and Fuel Transport and Purchased Power Commitments. Fuel commitments include several long-term coal, lignite and natural gas contracts, which have various quantity requirements and durations that are not classified as non-trading derivative assets and liabilities in Texas Genco Holdings, Inc.’s consolidated balance sheet, as these contracts meet the SFAS No. 133 exception to be classified as normal purchases contracts or do not meet the definition of a derivative. These agreements were transferred to Texas Genco LLC in connection with the Initial Disposition. Purchase commitments related to purchased power are not material to Texas Genco Holdings, Inc.’s operations. As of December 31, 2004, the pricing provisions in some of these contracts were above market.
     Operating Leases. Total operating lease expense of Texas Genco Holdings, Inc. was $11 million in each of the years ended December 31, 2002, 2003 and 2004. These operating leases were transferred to Texas Genco LLC in connection with the Initial Disposition.
     Clean Air Standards. The 1999 Texas Electric Choice Law (Texas electric restructuring law) and regulations adopted by the Texas Commission on Environmental Quality (TCEQ) in 2001 require substantial reductions in emission of oxides of nitrogen (NOx) from electric generating units. Texas Genco Holdings, Inc. has installed cost-effective controls at its generating plants to comply with these requirements. From January 1, 2000 through December 31, 2004, Texas Genco Holdings, Inc. invested approximately $700 million for NOx emission control.
     Lignite Mine Reclamation. Texas Genco Holdings, Inc. obtains lignite for its Limestone facility under an amended long-term contract with the owner/operator of the mine, Texas Westmoreland Coal Co. (“TWCC”) which contract was entered into in April 1999. Pursuant to the contract, TWCC is responsible for performing ongoing reclamation activities at the mine until all lignite reserves have been produced. When production is completed at the mine, Texas Genco Holdings, Inc. is responsible for final mine reclamation obligations. The Railroad Commission of Texas has imposed a bond obligation of approximately $70 million on TWCC for the reclamation of the lignite mine. Final reclamation activity is expected to commence in 2015. Pursuant to the contract with TWCC, an affiliate of CenterPoint Energy, Inc. has guaranteed $50 million of this obligation until 2010. The remaining sum of approximately $20 million has been bonded by TWCC. Under the terms of its contract with TWCC Texas Genco Holdings, Inc. is required to post a corporate guarantee of TWCC’s reclamation bond when CenterPoint’s obligation lapses. As of December 31, 2004 Texas Genco Holdings, Inc. had accrued $6.2 million related to the mine reclamation obligation.
     Litigation. Although Genco LP or Texas Genco Holdings, Inc. are the named defendants in the matters described below, Texas Genco LLC is responsible for paying any damage awards in as much as the lawsuits relate to facilities that were transferred to Texas Genco LLC in the Initial Disposition.

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(6) Commitments and Contingencies (Continued)
     Asbestos. Texas Genco Holdings, Inc. has been named, along with numerous others, as a defendant in several lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been workers who participated in construction, renovation or repair of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by Texas Genco Holdings, Inc. As of December 31, 2004, there were 4,926 claims pending against Texas Genco Holdings, Inc. For the year ended December 31, 2004, there were 477 claims filed against Texas Genco Holdings, Inc., 78 claims settled, 1350 claims dismissed or otherwise resolved with no payment and the average settlement amount for each claim was approximately $19,400. Under the terms of the separation agreement between Texas Genco Holdings, Inc. and CenterPoint Energy, ultimate financial responsibility for uninsured losses relating to such claims has been assumed by Texas Genco Holdings, Inc., and under the terms of CenterPoint Energy’s agreement to sell Texas Genco Holdings, Inc. to Texas Genco LLC, CenterPoint Energy has agreed to continue to defend such claims to the extent they are covered by insurance maintained by CenterPoint Energy, subject to reimbursement of the costs of such defense from Texas Genco LLC. Texas Genco Holdings, Inc. anticipates that additional claims like those received may be asserted in the future and intends to continue vigorously contesting claims which it does not consider to have merit.
     Texas Antitrust Actions. In July 2003, Texas Commercial Energy filed in federal court in Corpus Christi, Texas a lawsuit against Reliant Energy, CenterPoint Energy and CenterPoint Houston, as successors to Reliant Energy, Genco LP, RRI, Reliant Electric Solutions, LLC, several other RRI subsidiaries and a number of other participants in the ERCOT power market. The plaintiff, a retail electricity provider in the Texas market served by ERCOT, alleged that the defendants conspired to illegally fix and artificially increase the price of electricity in violation of state and federal antitrust laws and committed fraud and negligent misrepresentation. The lawsuit sought damages in excess of $500 million, exemplary damages, treble damages, interest, costs of suit and attorneys’ fees. The plaintiff’s principal allegations had previously been investigated by the Texas Utility Commission and found to be without merit. In June 2004, the federal court dismissed the plaintiff’s claims and in July 2004, the plaintiff filed a notice of appeal. Texas Genco Holdings, Inc. is contesting the appeal.
     In February 2005, Utility Choice Electric filed in federal court in Houston, Texas a lawsuit against the CenterPoint Energy, CenterPoint Energy Houston, CenterPoint Energy Gas Services, Inc., CenterPoint Energy Alternative Fuels, Inc., Genco LP and a number of other participants in the ERCOT power market. The plaintiff, a retail electricity provider with the ERCOT market, alleged that defendants conspired to illegally fix and artificially increase the price of electricity in violation of state and federal antitrust laws, intentionally interfered with prospective business relationships and contracts, and committed fraud and negligent misrepresentation. The plaintiff’s principal allegations had previously been investigated by the Texas Utility Commission and found to be without merit. Texas Genco Holdings, Inc. intends to vigorously defend the case. The ultimate outcome of this matter cannot be predicted at this time.

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(6) Commitments and Contingencies (Continued)
     Nuclear Insurance. Texas Genco Holdings, Inc. and the other owners of STP maintain nuclear property and nuclear liability insurance coverage as required by law and periodically review available limits and coverage for additional protection. The owners of STP currently maintain $2.75 billion in property damage insurance coverage, which is above the legally required minimum, but is less than the total amount of insurance currently available for such losses.
     Under the Price-Anderson Act, the maximum liability to the public of owners of nuclear power plants was $10.8 billion as of December 31, 2004. Owners are required under the Price-Anderson Act to insure their liability for nuclear incidents and protective evacuations. Texas Genco Holdings, Inc. and the other owners currently maintain the required nuclear liability insurance and participate in the industry retrospective rating plan under which the owners of STP are subject to maximum retrospective assessments in the aggregate per incident of up to $100.6 million per reactor. The owners are jointly and severally liable at a rate not to exceed $10 million per reactor per year per incident.
     There can be no assurance that all potential losses or liabilities associated with STP will be insurable, or that the amount of insurance will be sufficient to cover them. Any substantial losses not covered by insurance would have a material effect on Texas Genco Holdings, Inc.’s financial condition, results of operations and cash flows.
     Nuclear Decommissioning. Texas Genco Holdings, Inc. maintains nuclear decommissioning trusts in accordance with the requirements of the NRC and the Texas Utility Commission in order to provide a fund for its share of the ultimate decommissioning of the South Texas Project. CenterPoint Houston, as collection agent for the nuclear decommissioning charge assessed on its transmission and distribution customers, deposits amounts collected into that decommissioning trust, and under an order of the Texas Utility Commission, Texas Genco Holdings, Inc. and CenterPoint Houston jointly administer the trusts currently. CenterPoint Houston contributed $2.9 million in 2004 to the decommissioning trusts, and Texas Genco Holdings, Inc. expects CenterPoint Houston to contribute $2.9 million in 2005. There are various investment restrictions imposed on Texas Genco Holdings, Inc. by the Texas Utility Commission and NRC relating to Texas Genco Holdings, Inc.’s nuclear decommissioning trusts. Texas Genco Holdings, Inc. and CenterPoint Houston have each appointed two members to the Nuclear Decommissioning Trust Investment Committee which establishes the investment policy of the trusts and oversees the investment of the trusts’ assets. The securities held by the trusts for decommissioning costs had an estimated fair value of $216 million as of December 31, 2004, of which approximately 36% were fixed-rate debt securities and the remaining 64% were equity securities. In May 2004, an outside consultant estimated Texas Genco Holdings, Inc.’s portion of decommissioning costs to be approximately $456 million. While the funding levels currently exceed minimum NRC requirements, no assurance can be given that the amounts held in trust will be adequate to cover the actual decommissioning costs of STP. Such costs may vary because of changes in the assumed date of decommissioning and changes in regulatory requirements, technology and costs of labor, materials and equipment. Pursuant to the Texas electric restructuring law, costs associated with nuclear decommissioning that have not been recovered as of January 1, 2002, will

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(6) Commitments and Contingencies (Continued)
continue to be subject to cost-of-service rate regulation and will be charged to transmission and distribution customers of CenterPoint Houston or its successor. Texas Genco Holdings, Inc. and CenterPoint Energy have agreed in the sale agreement to cooperate in seeking to obtain approvals for any modifications to the amounts collected under the decommissioning charge in order to provide required funding to the decommissioning trusts.
     Joint Operating Agreement with City of San Antonio. Prior to the Initial Disposition, Texas Genco Holdings, Inc. had a joint operating agreement with the City Public Service Board of San Antonio to share savings from the joint dispatching of each party’s generating assets. Dispatching the two generating systems jointly results in savings of fuel and related expenses due to a more efficient utilization of each party’s lowest cost resources. The two parties shared equally the savings resulting from joint dispatch. The agreement with CPS was transferred in connection with the closing of the Initial Disposition.
     Service Agreement Arrangements. At the closing of the Initial Disposition, Genco LP entered into a services agreement with Texas Genco II, LP (“Genco II”). Under that agreement, Genco II will provide energy dispatch and coordination services to Genco LP, administer Genco LP’s PUC-mandated capacity auctions, market Genco LP’s excess capacity and energy to third parties, and assist Genco LP generally in managing its trading business. For those services, Genco LP will pay Genco II a monthly fee at cost.
     Leases. Pursuant to the terms of the transaction agreement for the sale of Texas Genco Holdings, Inc., CenterPoint Energy entered into leases with Genco LP for certain operating facilities and office space. The rights and obligations of Genco LP under these leases were allocated to Genco II prior to the Initial Disposition.
(7) Employee Benefit Plans
     Incentive Compensation Plans
     During 2003, Texas Genco Holdings, Inc. established a long-term incentive compensation plan (LICP) that provides cash-based performance units to key employees of Texas Genco Holdings, Inc. Texas Genco Holdings, Inc.’s compensation cost related to this plan was less than $1 million in both 2003 and 2004.
Pension
     For the period January 1 through August 31, 2004, Texas Genco Holdings, Inc.’s employees participated in CenterPoint Energy’s pension plan. The benefit accrual was in the form of a cash balance of a specified percentage of annual pay plus accrued interest. CenterPoint Energy’s funding policy was to review amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. Pension expense was allocated to Texas Genco Holdings, Inc. based on covered employees. Assets of the plan were not segregated or restricted by CenterPoint Energy’s

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(7) Employee Benefit Plans (Continued)
participating subsidiaries and accrued obligations for Texas Genco Holdings, Inc. employees would have been the obligation of the retirement plan if Texas Genco Holdings, Inc. were to have withdrawn. Texas Genco Holdings, Inc. recognized pension expense of $15 million (including $9 million of non-recurring early retirement expenses) and $17 million for the years ended December 31, 2002 and 2003, respectively.
     However, effective September 1, 2004, Texas Genco Holdings, Inc. established a stand-alone pension plan for substantially all employees of Texas Genco Holdings, Inc. As of the establishment of the new plan, Texas Genco Holdings, Inc received its allocation of net pension obligations from CenterPoint Energy. The funded status of the plan is as follows as of September 1, 2004 (in millions):

Reconciliation of Funded Status
Projected benefit obligation	$(148)

Plan assets	61
Funded status	(87)
Unrecognized prior service cost	(11)
Unrecognized net loss	51

Net amount recognized	$(47)

Amounts Recognized in Balance Sheet
Benefit obligations	$(68)
Accumulated other comprehensive income	21

Net amount recognized	$(47)

Actuarial Assumptions
Discount rate	6.25%
Expected return on plan assets	9.00%
Rate of increase in compensation levels	4.10%

Additional information
Accumulated benefit obligation	$129
Change in minimum liability adjustment included in other comprehensive income	21
Measurement date used to determine plan obligations and assets	December 31, 2003
     During the fourth quarter of 2004, Texas Genco Holdings, Inc. received the results of an actuarial valuation to determine the amount of CenterPoint Energy’s pension plan assets to be transferred to the new Texas Genco Holdings, Inc plan under the Employee Income Security Act of 1974. From the actuarial valuation, it was determined that Texas Genco Holdings, Inc.’s share of existing plan assets was $39 million.
     The new pension plan is underfunded. Pension contributions were not required during 2004.
     Since the plan’s funded status was not remeasured for accounting purposes, Texas Genco Holdings, Inc.’s net periodic cost was not impacted by the establishment of the stand-alone plan. Net periodic cost for periods prior to September 1, 2004 represents solely Texas Genco Holdings, Inc.’s participation in CenterPoint Energy’s pension plan. Texas Genco Holdings, Inc.’s net periodic cost for 2004 was $11 million.

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(7) Employee Benefit Plans (Continued)
CenterPoint Energy used the following assumptions to determine net periodic cost relating to pension benefits allocated to Texas Genco Holdings, Inc.:

	2002	2003	2004
Discount rate	7.25%	6.75%	6.25%
Expected return on plan assets	9.50%	9.00%	9.00%
Rate of increase in compensation levels	4.10%	4.10%	4.10%
     Effective December 15, 2004, the pension plan was assumed by Texas Genco LLC in connection with the Initial Disposition.
     In addition to the plan, Texas Genco Holdings, Inc. participates in CenterPoint Energy’s non-qualified pension plan, which allows participants to retain the benefits to which they would have been entitled under the non-contributory pension plan except for federally mandated limits on these benefits or on the level of salary on which these benefits may be calculated. The expense associated with the non-qualified pension plan was less than $1 million in each of the years 2002, 2003 and 2004.
     Savings Plan
     Texas Genco Holdings, Inc. participates in CenterPoint Energy’s qualified savings plan, which includes a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the plan, participating employees may contribute a portion of their compensation, on a pre-tax or after-tax basis, generally up to a maximum of 16% of compensation. CenterPoint Energy matches 75% of the first 6% of each employee’s compensation contributed. CenterPoint Energy may contribute an additional discretionary match of up to 50% of the first 6% of each employee’s compensation contributed. These matching contributions are fully vested at all times. A substantial portion of the matching contribution was initially invested in CenterPoint Energy common stock. CenterPoint Energy allocates to Texas Genco Holdings, Inc. the savings plan benefit expense related to Texas Genco Holdings, Inc.’s employees.
     Savings plan benefit expense was $9 million, $7 million and $6 million for 2002, 2003 and 2004, respectively.
     Effective December 15, 2004 the savings plan was assumed by Texas Genco LLC in connection with the Initial Disposition.
     Postretirement Benefits
     Texas Genco Holdings, Inc.’s employees participate in CenterPoint Energy’s plan which provides certain healthcare and life insurance benefits for retired employees on a contributory and non-contributory basis. Employees become eligible for these benefits if they have met certain age and service requirements at retirement, as defined in the plans. Under plan amendments effective in early 1999, healthcare benefits for future retirees were changed to limit employer contributions for medical coverage. Such benefit costs are accrued over the active service period of employees. Texas Genco Holdings, Inc. funds all

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(7) Employee Benefit Plans (Continued)
of its obligations on a pay-as-you-go basis. Net periodic expense for 2004 included $17 million of non-recurring curtailment costs attributable to the discontinued participation of Texas Genco Holdings, Inc.’s workforce in the plan as active employees.
     The net postretirement benefit cost includes the following components:

	Year Ended December 31,
	2002	2003	2004
	(In millions)
Service cost — benefits earned during the period	$1	$1	$1
Interest cost on projected benefit obligation	3	3	2
Expected return on plan assets	(1)	(2)	(2)
Net amortization	1	2	2
Curtailment	—	—	17
Benefit enhancement	3	—	—

Net postretirement benefit cost	$7	$4	$20

     Texas Genco Holdings, Inc. used the following assumptions to determine net postretirement benefit costs:

	Year Ended December 31,
	2002	2003	2004
Discount rate	7.25%	6.75%	6.25%
Expected return on plan assets	9.5%	9.0%	8.5%
     In determining net periodic benefit costs, Texas Genco Holdings, Inc. uses fair value, as of the beginning of the year, as its basis for determining expected return on plan assets.
     The following table displays the change in the benefit obligation, the fair value of plan assets and amounts included in Texas Genco Holdings, Inc.’s Consolidated Balance Sheets as of December 31, 2003 and 2004 for Texas Genco Holdings, Inc.’s postretirement benefit plans:

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(7) Employee Benefit Plans (Continued)

	December 31,
	2003	2004
	(In millions)
Change in Benefit Obligation
Accumulated benefit obligation, beginning of year	$41	$44
Service cost	1	1
Interest cost	3	2
Benefits paid	(2)	(4)
Participant contributions	1	—
Plan amendments	(1)	(20)
Transfer to affiliate	—	(23)
Actuarial (gain) loss	1	—

Accumulated benefit obligation, end of year	$44	$—

Change in Plan Assets
Plan assets, beginning of year	$15	$18
Benefits paid	(2)	(4)
Employer contributions	1	1
Participant contributions	1	—
Transfer to affiliate	—	(17)
Actual investment return	3	2

Plan assets, end of year	$18	$—

Reconciliation of Funded Status
Funded status	$(26)	$—
Unrecognized transition obligation	7	—
Unrecognized prior service cost	11	—
Unrecognized actuarial loss	(5)	—

Net amount recognized at end of year	$(13)	$—

Amounts Recognized in Balance Sheets
Benefit obligations	$(13)	$—

Net amount recognized at end of year	$(13)	$—

	December 31,
	2003	2004
Actuarial Assumptions
Discount rate	6.25%	5.75%
Expected long-term rate of return on assets	8.5%	8.00%
Healthcare cost trend rate assumed for the next year	10.50%	9.75%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.5%	5.5%
Year that the rate reaches the ultimate trend rate	2011	2011
Measurement date used to determine plan obligations and Assets	December 31, 2003	December 31, 2004
     There are no plan assets as of December 31, 2004. Therefore, the following table displays only the weighted average asset allocations as of December 31, 2003 for Texas Genco Holdings, Inc.’s postretirement benefit plan:

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(7) Employee Benefit Plans (Continued)

December
31, 2003
Domestic equity securities	41%
International equity securities	9
Debt securities	48
Cash	2
Total	100%
     The plan assets were invested in marketable securities for which an active market existed. In accordance with SFAS 87, “Employers’ Accounting for Pensions,” the fair value at the measurement date for each investment was determined by utilizing the market prices for each investment. The sum of these fair values was reflected as the “Fair value of the assets.”
     Texas Genco Holdings, Inc. contributed $1 million to its postretirement benefits plan in 2004. Thereafter, contributions and benefit payment activities are expected to be immaterial.
     Postemployment Benefits
     Texas Genco Holdings, Inc. participates in CenterPoint Energy’s plan which provides postemployment benefits for former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement (primarily healthcare and life insurance benefits for participants in the long-term disability plan). Postemployment benefits costs were less than $1 million for 2002 and totaled $1 million in both 2003 and 2004. Included in “Benefit Obligations” in the accompanying Consolidated Balance Sheet at December 31, 2003 were $1 million of liabilities relating to postemployment benefits.
     Other Non-Qualified Plans
     Texas Genco Holdings, Inc. participates in CenterPoint Energy’s non-qualified deferred compensation plans that provide benefits payable to directors, officers and certain key employees or their designated beneficiaries at specified future dates, upon termination, retirement or death. Benefit payments are made from the general assets of Texas Genco Holdings, Inc. During 2002, 2003 and 2004, benefit expense relating to these programs was less than $1 million in each period. Included in “Benefit Obligations” in the accompanying Consolidated Balance Sheets at December 31, 2003 and 2004 was $4 million and $3 million, respectively, of liabilities relating to the deferred compensation plans.

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(8) Income Taxes
     Texas Genco Holdings, Inc.’s current and deferred components of income tax expense (benefit) were as follows (in millions):

	Year Ended
	December 31,
	2002	2003	2004
Current
Federal	$(24)	$73	$707
Deferred
Federal	(39)	(2)	(877)

Income tax expense (benefit)	$(63)	$71	$(170)

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows (in millions):

	Year Ended December 31,
	2002	2003	2004
Income (loss) before income taxes	$(156)	$223	$(270)
Federal statutory rate	35%	35%	35%

Income tax expense (benefit) at statutory rate	(55)	78	(94)
Increase (decrease) in tax resulting from:
Write-off of unamortized investment tax credits related to sale of assets	—	—	(64)
Amortization of investment tax credit	(8)	(7)	(7)
Other	—	—	(5)

Total	(8)	(7)	(76)

Income tax expense (benefit)	$(63)	$71	$(170)

Effective rate	40.4%	31.8%	63.0%
     Texas Genco Holdings, Inc.’s tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases were as follows (in millions):

	December 31,
	2003	2004
Deferred tax assets:
Non-current:
Employee benefits	$11	$1
Environmental reserves	2	—
Other	4	—

Total non-current deferred tax assets	17	1

Deferred tax liabilities:
Non-current:
Depreciation	853	71
Other	9	—

Total non-current deferred tax liabilities	862	71

Accumulated deferred income taxes, net	$845	$70

     Prior to the Nuclear Disposition, Texas Genco Holdings, Inc. was included in the consolidated income tax returns of CenterPoint Energy. CenterPoint Energy’s consolidated federal income tax returns have been audited and settled through the 1996 tax year. The 1997 through 2003 consolidated federal income tax returns are currently under audit.

TEXAS GENCO HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(9) Subsequent Event
     As further discussed in Note 1, the merger of Texas Genco Holdings, Inc. with a subsidiary of Texas Genco LLC in exchange for an additional cash payment to CenterPoint Energy of $700 million, was completed on April 13, 2005, following receipt of approval from the NRC.